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                                                                      Exhibit 10

INDEPENDENT AUDITORS' CONSENT


Merrill Lynch Index Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-15265 of our reports dated as follows:

February 16, 1999    S&P 500 Index Fund           S&P 500 Index Series
February 17, 1999    Aggregate Bond Index Fund    Aggregate Bond Index Series
February 18, 1999    Small Cap Index Fund         Small Cap Index Series
February 18, 1999    International Index Fund     International Index Series

appearing in the annual reports to shareholders for the year ended December 31, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
February 25, 1999